UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of earliest event reported: September 30, 2011
RSC Holdings Inc.
RSC Holdings III, LLC
RSC Equipment Rental, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware Delaware Arizona	001-33485 333-144625-01 333-144625	22-1669012 41-2218971 86-0933835

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6929 E. Greenway Parkway, Suite 200
Scottsdale, Arizona 85254

(Address of Principal Executive Offices) (Zip Code)
(480) 905-3300

(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Amendment to Stockholders Agreement
On October 6, 2011, RSC Holdings Inc. (the “Company”) and stockholders affiliated with Oak Hill Capital (“Oak Hill”) who are parties to that certain Amended and Restated Stockholders Agreement, dated as of May 29, 2007, and as amended by that certain Amendment No. 1 dated August 24, 2009, and as further amended by that certain Amendment No. 2 dated January 21, 2010, or the Stockholders Agreement, amended and restated the Stockholders Agreement in its entirety. The Amended and Restated Stockholders Agreement provides that the Company is to have a board of directors (the “Board”) comprised of up to eight directors: (a) three of whom shall be designated by Oak Hill Capital; (b) four of whom shall be (i) designated by the Board and (ii) in the case of newly designated directors who are appointed to the Board prior to January 1, 2014, approved by Oak Hill, which approval shall not be unreasonably withheld; and (c) unless not nominated by the Board, one of whom shall be the Company’s chief executive officer. The Board has also determined that all non-employee board members are independent. The number of directors designated by Oak Hill is to be reduced to two if Oak Hill’s ownership falls below 25% of the outstanding Common Stock, with further reductions if Oak Hill’s common stock ownership falls below 15%. The stockholder voting provisions of the Stockholders Agreement have been eliminated.
The Amended and Restated Stockholders Agreement will be filed with the Company’s next applicable periodic report.

Item 3.01	Notice of Delisting or Failure to satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously disclosed in the Company’s public filings, RSC Holdings Inc. ceased to qualify as a “controlled company” under the New York Stock Exchange Rules on October 1, 2010. The New York Stock Exchange Listing Requirements include transition provisions under which RSC Holdings Inc. was required by October 1, 2011 to have a majority of directors who have been found to be independent by the Board, and to have a Compensation Committee and a Nominating and Governance Committee composed entirely of directors who have been found to be independent by the Board. The Company submitted a notice to the New York Stock Exchange on October 3, 2011 that the Company was not in compliance with these requirements. Further, the Company received notice from the New York Stock Exchange on the same date that it would be deemed noncompliant if it did not resolve these matters by October 10, 2011. On October 6, 2011, the Company notified the New York Stock Exchange, that the company is now in full compliance with Listing Requirements, due to the appointment of a new board member, and the determination that all non-employee board members are independent, as a result of which the Company now has a board of directors on which seven of the eight members and the entire Compensation Committee and Nominating and Governance Committee have been found to be independent.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Director; Appointment of Director; Termination of Subscription and Joinder Agreement
On September 30, 2011, in accordance with our Amended and Restated Stockholders Agreement, dated May 29, 2007, as amended by Amendment No. 1 dated August 29, 2009, and Amendment No. 2 dated January 21, 2010, which governs, among other items, the nomination and election of the members of our Board of Directors, John R. Monsky resigned as a director of RSC Holdings Inc. and RSC Equipment Rental, Inc., effective immediately. Mr. Monsky’s resignation is not related to any disagreement with the Company on any matters related to the Company’s operations, policies or practices.
On October 6, 2011, the Board appointed David T. Brown, age 63, as an independent member of the Board to fill the vacancy left by the resignation of Mr. Monsky, effective immediately. Mr. Brown has also been appointed to the Company’s Compensation Committee and its Nominating and Corporate Governance Committee.
Mr. Brown most recently served as President and Chief Executive Officer of Owens Corning, retiring in 2007, after over 29 years of service with Owens Corning, including 17 years as an officer of the company. During his 29 years at Owens Corning, Mr. Brown held various senior management positions, including serving as President of the Roofing and Asphalt, Building Materials Sales and Distribution, and Insulation divisions, eventually leading to his position as Executive Vice President and Chief Operating Officer of Owens Corning, and finally President and Chief Executive Officer of Owens Corning from 2002 to 2007.
Mr. Brown has been a director of BorgWarner, Inc. since 2004, and Franklin Electric Co., Inc. since 2008. Previously he served on the board of directors of Owens Corning from 2002 through 2007.

There is no arrangement or understanding between Mr. Brown and any other person pursuant to which Mr. Brown was selected as a director of the Company. Mr. Brown was also simultaneously elected to the Board of Directors of the Company’s wholly-owned operating subsidiary, RSC Equipment Rental, Inc.
On October 6, 2011, the Board determined to terminate the Employee Stock Subscription Agreements, the form of which was filed as Exhibit 10.2 to the Company’s Form S-1, filed on February 13, 2007, which the Company entered into with its executives in 2006 in connection with Recapitalization. These agreements grant certain rights to the executives in the Stockholders Agreement and established certain restrictions in selling shares each executive purchased. The executives’ stock ownership requirements are now governed by the Company’s Stock Ownership Guidelines.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSC Holdings Inc. RSC Holdings III, LLC RSC Equipment Rental, Inc.
	By:	/s/ Kevin J. Groman
Dated: October 6, 2011		Kevin J. Groman
Senior Vice President, General Counsel and Corporate Secretary